CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 26, 2002 relating to the financial statements, which is exhibited in the Annual Report of Silver Standard Resources Inc. on Form 20-F for the year ended December 31, 2001 and our report dated February 21, 2003 relating to the financial statements, which is exhibited in the Annual Report of Silver Standard Resources Inc. on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the headings “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

July 11, 2003